Exhibit 107

Calculation of Filing Fee Table

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATMUS FILTRATION TECHNOLOGIES INC.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	7,496,802(3)	$22.01(2)	$164,967,128(2)	0.0001102	$18,180
Total Offering Amounts				-	$164,967,128	-	$18,180
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$18,180

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Atmus Filtration Technologies Inc. (the “Registrant”) that become issuable under the Atmus Filtration Technologies Inc. 2022 Omnibus Incentive Plan (the “2022 Plan”) in accordance with the adjustment and anti-dilution provisions of the 2022 Plan.

(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price of $22.01, the average of the high and low price per share of the Registrant’s common stock on May 26, 2023, as reported on the New York Stock Exchange.

(3)	Represents 7,496,802 shares of the Registrant’s common stock issuable under the 2022 Plan.